U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934
         Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
                                           2. Date of Event         4.  Issuer Name and Ticker or Trading Symbol
1. Name and Address of Reporting Person    Requiring Statement
                                            (Month/Day/Year)        The issuer's name is Vector Holdings Corporation and its
  Diversified Holdings X, Inc.                                      trading symbol on the OTC-Bulletin Board system is "VCTH."
  Surber     Richard     D.                 February 21, 2003
------------------------------------------------------------------------------------------------------------------------------------
  (Last)     (First)   (Middle)            3. IRS or Social         5.  Relationship of Reporting Person to Issuer  6. If Amendment,
                                            Security Number                         (Check all applicable)          Date of Original
                                           of Reporting Person                                                      (Month/Day/Year)
  268 West 400 South, Suite 300               (Voluntary)                       Director      X       10% Owner
  ---------------------------------------                          -----------           -----------
              (Street)                                                                   Officer               Other (Specify
                                                                    -----------           -----------
                                                                          (give title below)                 below)

                                                                    Surber is the President of Diversified Holdings X, Inc.
                                                                    -------------------------------------------------------
  Salt Lake City    Utah         84101
------------------------------------------------------------------------------------------------------------------------------------
      (City)       (State)       (Zip)                                  Table I - Non-Derivative Securities Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
                                 2. Amount of Securities Beneficially      3. Ownership Form:   4. Nature of Indirect Beneficial
      1. Title of Security                      Owned                         Direct (D) or                  Ownership
            (Instr. 4)                        (Instr. 4)                      Indirect (I)                   (Instr. 5)
                                                                               (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
           Common Stock                       40,051,130                           I            President of Diversified Holdings
                                                                                                   X, Inc., which corporation owns
                                                                                                   the shares
------------------------------------------------------------------------------------------------------------------------------------
          Preferred Stock                      1,254,857                           I            President of Diversified Holdings X,
                                                                                                Inc., which corporation owns the
                                                                                                shares
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Over) (Print or Type Responses) SEC 1473 (8-92)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative Security 2. Date Exer-   3.Title and Amount of Securities 4.Conversion or   5.Ownership 6. Nature of Indirect
  (Instr. 4)                    cisable and     Underlying Derivative Security  Exercise Price of   Form of    Beneficial Ownership
                               Expiration Date              (Instr. 4)             Derivative      Derivative       (Instr. 5)
                               (Month/Day/Year)                                     Security        Security:
                               Date        Expira-                    Amount or                   Direct (D) or
                               Exer-       tion        Title          Number of                   Indirect (I)
                               cisable     Date                        Shares                      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

 /s/ Richard D. Surber                March 5, 2003
---------------------------------     ----------------------------
**Richard D. Surber, President        Date


** Intention  misstatements  or omission of facts  constitute  Federal  Criminal
Violations.    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

                                                                 Page 2 SEC 1473
                                                                          (8-92)